EXHIBIT 99.1

Forterra Announces Second Quarter 2019 Results

Second Quarter 2019 Highlights

•	Consolidated gross profit margin increased by 282 basis points, supported by higher average selling prices in both business segments

•	Net income of $3.0 million and Adjusted EBITDA[1] of $62.5 million in line with internal plans despite lower than expected shipments in the Water business

•	Management reiterates its full year outlook

Irving, TX - GLOBE NEWSWIRE - August 5, 2019 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended June 30, 2019.

Second Quarter 2019 Consolidated Results
Second quarter consolidated gross profit increased by 14% over the prior year quarter to $85.8 million. This increase was achieved despite consolidated net sales declining by 1% to $410.2 million, which was primarily driven by lower shipment volumes in the Water Pipe & Products (“Water”) segment. Average selling prices improved in both the Drainage Pipe & Products (“Drainage”) and Water segments, with gross profit margins improved by 150 and 340 basis points, respectively, over the prior year quarter. Backlogs for both businesses grew in the second quarter compared to the first quarter. Net income for the quarter was $3.0 million, or $0.05 per share, compared to net income of $7.0 million, or $0.11 per share, in the prior year quarter. Adjusted EBITDA for the second quarter increased by 7.6% to $62.5 million, compared to $58.1 million in the prior year quarter.

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.
2 A reconciliation to the comparable historical calculation methodology is included in the Reconciliation of Non-GAAP measures section of this press release. All prior periods have been adjusted to reflect this change in methodology.

EXHIBIT 99.1

Forterra CEO Karl Watson, Jr. commented, “Our second quarter results indicate progress and momentum in our efforts to improve the profitability of our operations. We are executing well in terms of both safety and customer service, and we will sustain those fundamental commitments.  In addition, we will pursue further improvements in strategic and tactical pricing discipline as well as plant-level production efficiencies.  The strength in public infrastructure funding across our footprint, as well as continued growth in our backlogs in the current year for both the Drainage and Water businesses, give us confidence in the demand outlook for the balance of the year.  Today's results represent a move in the right direction, but we have much further to go as we work to earn a full and fair return for the products we produce and the capital we deploy."

Business Segment Results
Drainage Pipe & Products (“Drainage”) - Second Quarter 2019 Results
Drainage net sales increased to $241.7 million, compared to $222.9 million in the prior year quarter. Net sales grew by over 8% due primarily to higher average selling prices for pipe and precast products while sales volumes remained consistent year over year.

Drainage gross profit and gross profit margin were $57.7 million and 23.9%, compared to $49.9 million and 22.4%, respectively, in the prior year quarter. Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were $49.0 million, $52.4 million and 21.7%, respectively, compared to $48.4 million, $46.82 million and 21.0%, respectively, in the prior year quarter. The higher gross profit and gross profit margin primarily reflect the benefit of higher average selling prices, cost controls from operational improvement initiatives, and lower rent expense, partially offset by higher input costs. The higher EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were driven by higher gross profit, partially offset by higher general and administrative expenses primarily related to increased reserves for certain legal disputes and claims that arose in the ordinary course of our business in prior periods.

EXHIBIT 99.1

Water Pipe & Products (“Water”) - Second Quarter 2019 Results
Water net sales decreased to $168.5 million, compared to $193.2 million in the prior year quarter, primarily due to lower sales volumes that were partially offset by improvements in average selling prices and lower raw material costs.

Despite the decline in net sales, Water gross profit and gross profit margin in the second quarter increased to $28.1 million and 16.7%, respectively, compared to $25.6 million and 13.3%, respectively, in the prior year quarter. Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin in the second quarter increased to $25.0 million, $25.4 million and 15.1%, respectively, compared to $24.2 million, $24.3 million and 12.6%, respectively, in the prior year quarter. The improvements in gross profit, gross profit margin, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were driven by higher average selling prices, lower raw material costs, as well as manufacturing efficiencies, partially offset by lower shipment volumes.

Shipments in the quarter were negatively impacted by the pace of construction project completion as well as distributors’ efforts to rebalance inventory levels. Based on customer feedback and our backlog levels, we believe monthly shipments for the Water segment will improve in the second half of the year. We remain focused on improving the margins and returns on capital within this business, including further improvements to its pricing and production disciplines.

Corporate and Other (“Corporate”) - Second Quarter 2019 Results
Corporate EBITDA and Adjusted EBITDA loss of $20.0 million and $15.4 million, respectively, in the second quarter of 2019 compared to EBITDA and Adjusted EBITDA loss of $14.6 million and $13.0 million, respectively, in the prior year quarter. On a reported basis, the increase in Corporate segment EBITDA loss was primarily driven by certain severance costs related to the change in CEO in the 2019 period. On an adjusted basis, the year-over-year increase in Corporate EBITDA loss was in line with our internal plan

EXHIBIT 99.1

and primarily reflects investments to improve certain information technology systems and business processes.

Balance Sheet and Liquidity
As of June 30, 2019, we had cash of $16.8 million, outstanding debt on our senior term loan of $1.2 billion and a $39 million borrowing under our $300 million asset-based revolving credit facility. In the second half, we expect to fully pay down our asset-based revolving credit facility, rebuild our cash position and make a voluntary prepayment of $30 million to $85 million on our senior term loan.

Full Year Financial Outlook
We continue to expect full year 2019 net loss will be in the range of $16 million to $38 million and Adjusted EBITDA in the range of $170 million to $200 million. Supporting this guidance are strength in public infrastructure spending and our positive pricing trends in both the Drainage and Water segments. Relative to our beginning of year forecast, we expect the impact of higher average selling prices to offset the impact of lower than planned shipments in the Water segment. Expectations for Corporate segment Adjusted EBITDA loss remain consistent with our beginning of year plans. We remain focused on controlling overhead costs while executing commercial and operational initiatives geared toward improving operating margins and cash flow.

Drainage - Key Financial Statistics:

($ in millions)

	Q2 2019	Q2 2018

Net Sales	$241.7	$222.9
Gross Profit	57.7	49.9
EBITDA	49.0	48.4
Adjusted EBITDA	52.4	46.8
Gross Profit Margin	23.9%	22.4%
Adjusted EBITDA Margin	21.7%	21.0%

EXHIBIT 99.1

Water - Key Financial Statistics:

($ in millions)

	Q2 2019	Q2 2018

Net Sales	$168.5	$193.2
Gross Profit	28.1	25.6
EBITDA	25.0	24.2
Adjusted EBITDA	25.4	24.3
Gross Profit Margin	16.7%	13.3%
Adjusted EBITDA Margin	15.1%	12.6%

Conference Call and Webcast Information
Forterra will host a conference call to review second quarter 2019 results on August 6, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 7375814. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

EXHIBIT 99.1

Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net sales	$410,219	$416,087	$702,077	$706,047
Cost of goods sold	324,405	340,774	574,458	596,369
Gross profit	85,814	75,313	127,619	109,678
Selling, general & administrative expenses	(58,640)	(51,263)	(110,031)	(103,125)
Impairment and exit charges	(582)	(276)	(813)	(1,721)
Other operating income (expense), net	(376)	4,536	203	5,326
	(59,598)	(47,003)	(110,641)	(99,520)
Income from operations	26,216	28,310	16,978	10,158

Other income (expense)
Interest expense	(25,783)	(17,745)	(50,448)	(31,053)
Earnings from equity method investee	3,402	3,672	4,969	5,521
Other income, net	—	—	—	6,016
Income (loss) before income taxes	3,835	14,237	(28,501)	(9,358)
Income tax benefit (expense)	(881)	(7,243)	6,416	(3,558)
Net income (loss)	$2,954	$6,994	$(22,085)	$(12,916)

Basic and Diluted earnings (loss) per share:
Net income (loss)	$0.05	$0.11	$(0.34)	$(0.20)

Weighted average common shares outstanding:
Basic	64,142	63,893	64,073	63,865
Diluted	64,464	64,209	64,073	63,865

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$16,791	$35,793
Receivables, net	266,818	198,468
Inventories	291,696	285,030
Other current assets	22,432	24,798
Total current assets	597,737	544,089
Non-current assets
Property, plant and equipment, net	485,184	492,167
Operating lease right-of-use assets	63,616	—
Goodwill	508,742	508,193
Intangible assets, net	166,480	183,789
Investment in equity method investee	54,076	50,607
Other long-term assets	2,329	14,407
Total assets	$1,878,164	$1,793,252

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$131,697	$114,708
Accrued liabilities	71,780	70,236
Deferred revenue	10,972	9,138
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	15,457	15,457
Total current liabilities	242,416	222,049
Non-current liabilities
Long term debt	1,210,546	1,176,095
Long-term finance lease liabilities	136,096	134,948
Long-term operating lease liabilities	56,578	—
Deferred tax liabilities	39,430	46,615
Deferred gain on sale-leaseback	—	9,338
Other long-term liabilities	20,938	22,667
Long-term tax receivable agreement	73,318	73,318
Total liabilities	1,779,322	1,685,030
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 64,298 and 64,206 shares issued and outstanding	18	18
Additional paid-in-capital	237,478	234,931
Accumulated other comprehensive loss	(7,539)	(10,740)
Retained deficit	(131,115)	(115,987)
Total shareholders' equity	98,842	108,222
Total liabilities and shareholders' equity	$1,878,164	$1,793,252

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net loss	$(22,085)	$(12,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	48,782	53,448
(Gain) / loss on business divestiture	—	(6,016)
(Gain) / loss on disposal of property, plant and equipment	1,033	(2,571)
Amortization of debt discount and issuance costs	4,013	4,050
Stock-based compensation expense	2,661	3,138
Earnings from equity method investee	(4,969)	(5,521)
Distributions from equity method investee	1,500	5,000
Unrealized loss / (gain) on derivative instruments, net	5,024	(4,220)
Unrealized foreign currency gains, net	(93)	(195)
Provision (recoveries) for doubtful accounts	(194)	(316)
Deferred taxes	(9,566)	(22,722)
Deferred rent	—	979
Other non-cash items	919	471
Change in assets and liabilities:
Receivables, net	(67,813)	(72,062)
Inventories	(5,734)	(35,625)
Other current assets	(641)	18,861
Accounts payable and accrued liabilities	13,066	25,464
Other assets & liabilities	6,775	4,095
NET CASH USED IN OPERATING ACTIVITIES	(27,322)	(46,658)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(34,051)	(17,629)
Proceeds from sale of fixed assets	9,509	4,874
Settlement of net investment hedges	—	(4,990)
Business combinations, net of cash acquired	—	(2,914)
NET CASH USED IN INVESTING ACTIVITIES	(24,542)	(20,659)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loans	(6,255)	(6,255)
Proceeds from revolver	54,000	—
Payments on revolver	(15,000)	—
Other financing activities	(395)	(265)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	32,350	(6,520)
Effect of exchange rate changes on cash	512	(515)
Net change in cash and cash equivalents	(19,002)	(74,352)
Cash and cash equivalents, beginning of period	35,793	104,534
Cash and cash equivalents, end of period	$16,791	$30,182

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$38,835	$30,613
Income taxes paid	3,911	4,608
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Assets and liabilities acquired in non-cash exchange	—	18,140
Fair value changes of derivatives recorded in OCI, net of tax	—	970
Capital lease obligation resulting from the sale-leaseback exchange transaction	—	148,962

EXHIBIT 99.1

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net (loss), before interest expense, depreciation and amortization, income tax benefit and before (gains)/losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rate share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales. Prior period amounts have been adjusted to reflect the current period calculation of Adjusted EBITDA.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other

EXHIBIT 99.1

margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net income (loss)	$2,954	$6,994	$(22,085)	$(12,916)
Interest expense	25,783	17,745	50,448	31,053
Depreciation and amortization	24,390	26,036	48,782	53,448
Income tax (benefit) expense	881	7,243	(6,416)	3,558
EBITDA[1]	54,008	58,018	70,729	75,143
(Gain) loss on sale of property, plant & equipment, net	1,086	(2,624)	1,033	(2,571)
Impairment and exit charges[2]	582	276	813	1,721
Transaction costs[3]	854	407	1,274	1,568
Inventory step-up impacting margin[4]	185	291	278	464
Non-cash compensation[5]	1,132	1,984	2,661	3,138
Other[6]	3,628	(712)	3,628	(6,688)
Earnings from equity method investee[7]	(3,402)	(3,672)	(4,969)	(5,521)
Pro-rata share of Adjusted EBITDA from equity method investee[8]	4,396	4,099	6,932	6,977
Adjusted EBITDA	$62,469	$58,067	$82,379	$74,231
Adjusted EBITDA margin	15.2%	14.0%	11.7%	10.5%
Gross profit	85,814	75,313	$127,619	$109,678
Gross profit margin	20.9%	18.1%	18.2%	15.5%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transactions.

[7]
Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting. Prior period amounts have been adjusted to reflect the current period calculation of Adjusted EBITDA.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior period amounts have been adjusted to reflect the current period calculation of Adjusted EBITDA.

EXHIBIT 99.1

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended June 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$48,997	$24,973	$(19,962)	$54,008
(Gain) loss on sale of property, plant & equipment, net	915	171	—	1,086
Impairment and exit charges[2]	79	503	—	582
Transaction costs[3]	—	—	854	854
Inventory step-up impacting margin[4]	185	—	—	185
Non-cash compensation[5]	820	196	116	1,132
Other[6]	401	(401)	3,628	3,628
Earnings from equity method investee[7]	(3,402)	—	—	(3,402)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4,396	—	—	4,396
Adjusted EBITDA	$52,391	$25,442	$(15,364)	$62,469
Adjusted EBITDA margin	21.7%	15.1%	NM	15.2%

Net sales	$241,680	$168,539	$—	$410,219
Gross Profit	57,717	28,147	(50)	85,814

Three months ended June 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$48,411	$24,196	$(14,589)	$58,018
(Gain) loss on sale of property, plant & equipment, net	(3,080)	456	—	(2,624)
Impairment and exit charges[2]	1	275	—	276
Transaction costs[3]	—	—	407	407
Inventory step-up impacting margin[4]	291	—	—	291
Non-cash compensation[5]	635	199	1,150	1,984
Other[6]	134	(869)	23	(712)
Earnings from equity method investee[7]	(3,672)	—	—	(3,672)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4,099	—	—	4,099
Adjusted EBITDA	$46,819	$24,257	$(13,009)	$58,067
Adjusted EBITDA margin	21.0%	12.6%	NM	14.0%

Net sales	$222,881	$193,205	$1	$416,087
Gross Profit	49,851	25,585	(123)	75,313

EXHIBIT 99.1

Six months ended June 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$74,063	$33,714	$(37,048)	$70,729
(Gain) loss on sale of property, plant & equipment, net	775	258	—	1,033
Impairment and exit charges[2]	102	711	—	813
Transaction costs[3]	—	—	1,274	1,274
Inventory step-up impacting margin[4]	278	—	—	278
Non-cash compensation[5]	892	245	1,524	2,661
Other[6]	802	(802)	3,628	3,628
Earnings from equity method investee[7]	(4,969)	—	—	(4,969)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	6,932	—	—	6,932
Adjusted EBITDA	$78,875	$34,126	$(30,622)	$82,379
Adjusted EBITDA margin	19.5%	11.5%	NM	11.7%

Net sales	$405,414	$296,663	$—	$702,077
Gross Profit	89,150	38,882	(413)	127,619

Six months ended June 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$69,570	$31,105	$(25,532)	$75,143
(Gain) loss on sale of property, plant & equipment, net	(3,405)	834	—	(2,571)
Impairment and exit charges[2]	1,162	567	(8)	1,721
Transaction costs[3]	—	—	1,568	1,568
Inventory step-up impacting margin[4]	464	—	—	464
Non-cash compensation[5]	875	363	1,900	3,138
Other[6]	118	(869)	(5,937)	(6,688)
Earnings from equity method investee[7]	(5,521)	—	—	(5,521)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	6,977	—	—	6,977
Adjusted EBITDA	$70,240	$32,000	$(28,009)	$74,231
Adjusted EBITDA margin	18.6%	9.8%	NM	10.5%

Net sales	$378,526	$327,518	$3	$706,047
Gross Profit	76,267	33,668	(257)	109,678

NM	Not meaningful

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs and (gains) losses from divestiture transactions.

[7]
Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting. Prior period amounts have been adjusted to reflect the current period calculation of Adjusted EBITDA.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense. Prior period amounts have been adjusted to reflect the current period calculation of Adjusted EBITDA.

EXHIBIT 99.1

Reconciliation of Net Loss to Adjusted EBITDA Guidance for Full Year 2019
(in millions)

	Full Year 2019 Guidance
	Low	High
Net loss	$(38)	$(16)
Interest expense	90	92
Income tax benefit	10	16
Depreciation and amortization	104	104
Other EBITDA adjustments	4	4
Adjusted EBITDA	$170	$200

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com